Exhibit 99.1

GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of WEX Inc., a Delaware corporation (the “Company”); and

WHEREAS, Impactive Capital Master Fund LP, Impactive Capital LP, Impactive Capital LLC, Impactive Capital GP LLC, Christian Asmar and Lauren Taylor Wolfe (collectively, “Impactive”), Ellen R. Alemany, Kenneth L. Cornick, James L. Fox, and Kushagra Saxena (collectively, the “External Director Candidates”), Alemany October 2025 GRAT No. 1 and Cornick Family Investor, LLC wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2026 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by or on behalf of Impactive), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group (as defined below) determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 20th day of October 2025 by the Parties hereto:

1.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than 24 hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.So long as this agreement is in effect, each of the External Director Candidates agrees to provide Impactive advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Impactive has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any of the External Director Candidates. Each of the External Director Candidates agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Impactive.

4.Each of the undersigned agrees to form the Group for the Purposes as set forth above.

5.Impactive shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or other communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be as directed by Impactive.

7.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his, her or its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

8.This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.Any Party hereto may terminate his/her/its obligations under this agreement on 24 hours’ written notice to all other Parties, with a copy by fax to Andrew M. Freedman at Olshan, Fax No. (212) 451-2222.

11.Each Party acknowledges that Olshan shall act as counsel for both the Group and Impactive relating to their investment in the Company.

12.Each of the undersigned Parties hereby agrees that this agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed as of the day and year first above written.

IMPACTIVE CAPITAL MASTER FUND LP

By:	Impactive Capital GP LLC
its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

IMPACTIVE CAPITAL LP

By:	Impactive Capital LLC
its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

IMPACTIVE CAPITAL GP LLC

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

IMPACTIVE CAPITAL LLC

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

/s/ Lauren Taylor Wolfe
Lauren Taylor Wolfe

/s/ Christian Asmar
Christian Asmar

/s/ Ellen R. Alemany
Ellen R. Alemany

Alemany October 2025 GRAT No. 1

By:	/s/ Ellen R. Alemany
	Name:	Ellen R. Alemany
	Title:	Trustee

/s/ Kenneth L. Cornick
Kenneth L. Cornick

Cornick Family Investor, LLC

By:	/s/ Kenneth L. Cornick
	Name:	Kenneth L. Cornick
	Title:	Manager

/s/ James L. Fox
James L. Fox

/s/ Kushagra Saxena
Kushagra Saxena